Exhibit 99

                                                                  March 17, 1999


                PSE&G AND OTHER PARTIES FILE PROPOSED STIPULATION
                      OF RESTRUCTURING CASE BEFORE THE BPU
                      ------------------------------------


         Public Service Electric and Gas Company (PSE&G) and other parties today filed a proposed stipulation of the company's restructuring case before the New Jersey Board of Public Utilities (BPU).


         The sweeping proposal calls for reductions of up to 13.9% from current rates over a four-year transition period and allows PSE&G to recover $3.075 billion of its generation-related stranded costs, including $2.475 billion through securitization.


         "We believe this proposed stipulation represents fair and equitable treatment for all stakeholders which include customers, shareholders and employees." said PSE&G president Lawrence R. Codey. "It sets the framework for a competitive marketplace to begin on August 1, as prescribed by recently enacted legislation that permits customers to choose their energy provider."


         Codey said that he expects the BPU to review the proposed stipulation and act on PSE&G's restructuring case within the next several weeks.


         The other parties to the stipulation are: Independent Energy Producers of New Jersey (IEPNJ), Enron, Tosco/Bayway, Natural Resource Defense Council
(NRDC), New Jersey Commercial Users (NJCU), New Jersey Transit Corporation (NJT) and International Brotherhood of Electrical Workers Local 94 (IBEW 94).


         The key elements of the proposal, which is designed to resolve all company-specific and non-generic issues related to energy restructuring, are as follows:

o A four-year transition period would begin August 1, 1999 and end July 31, 2003. During this transition period, rates would be capped for all customers who choose to remain with PSE&G.

o Customers would receive the following reductions from current rates through July 2003 according to this schedule:

     o August 1, 1999 - 5%.

     o January 1, 2000 - increasing to 7% depending on timing of securitization.

     o August 1, 2001 - increasing to 8.25%.

     o August 1, 2002 - increasing to 13.9% average (10% off rates in effect in
                        April 1997).


     All rate reductions after the initial 5% reduction would be contingent on PSE&G's implementing a BPU order providing for securitization of $2.475 billion of generation-related stranded costs, plus transaction costs, and establishing a securitization bond charge under New Jersey's new energy competition law. Securitization will result in savings for all customers. Savings that may result for customers who receive electric generation service from another supplier at a price less than shopping credits that have been established would be above and beyond the guaranteed rate reductions.

o Shopping credits would be established for four years on a per kWh basis and would include cost of energy, capacity, transmission, ancillary services, losses, taxes and a retail adder. The average annual credits would be as follows:

     o     1999:    4.95 cents
     o     2000:    5.03 cents
     o     2001:    5.06 cents
     o     2002:    5.10 cents
     o     2003:    5.10 cents

     The shopping credits would be developed by rate schedule offering residential customers the largest credits (5.71 cents per kWh in 1999). Large industrial customers would receive the smallest (4.12 cents per kWh in 1999).

o Generation-related stranded costs would be established at $3.3 billion, of which $2.475 billion plus transaction costs of up to $125 million would be securitized. As a result of negotiation, the company would reduce the unsecuritized portion by $225 million. The company would then have the opportunity to recover the remaining $600 million over the four-year transition period. The $600 million would be recovered by various means, including an explicit market transition charge (MTC). There would be a reconciliation mechanism to insure that the company does not recover more than $600 million.

o PSE&G would be allowed to issue a total of up to $2.6 billion of transition bonds to be amortized over a 15-year period. A transition bond charge would be collected from customers via a per kWh or wires charge. This would be trued-up at least annually under the new law. Net proceeds from this securitization of stranded costs would be used to refinance or retire debt and/or equity. The resulting savings from this bond financing must be returned to customers.

o PSE&G would be required to separate its transmission and distribution assets from its generation assets. Its generation-related assets would be transferred to a separate generation company (Genco) to be owned by PSE&G's parent holding company, Public Service Enterprise Group. Given the resolution of stranded costs, the proposed transfer price of $2.4 billion, intended to ensure that PSE&G receives full and fair recompense for these assets, was established by taking PSE&G's net book investment of $5.1 billion less $3.3 billion of its stranded costs plus $600 million of MTC. Genco would become an exempt wholesale generator (EWG) upon receipt of Federal Energy Regulatory Commission (FERC) approval. If the generation related assets are sold during the four-year transition period, any gains would be shared equally between customers and shareholders, subject to BPU approval.

o    Through a contract with Genco, PSE&G would provide basic generation service
     (BGS) for the first three years and would not promote it as a competitive alternative. BGS would be competitively bid for the fourth year and annually thereafter.

o PSE&G would be authorized to amortize an excess electric distribution depreciation reserve in the amount of $568.7 million over the period of January 1, 2000 to July 31, 2003. Amortization amounts would be $125 million in the year 2000, $125 million in the year 2001, $135 million in the year 2002, and $183.7 million in the year 2003.

o Societal benefit costs (SBC) and excess costs associated with non-utility generation would be collected through clause mechanisms; deferral accounting would be used during the transition period and the clauses would be reset annually thereafter. The clause mechanism for the excess non-utility generation costs (NTC) would be initially set at the 1999 level of $183 million annually. The clause mechanism for societal benefits would include costs related to: 1) social programs which include the universal service fund; 2) nuclear plant decommissioning; 3) demand side management
     (DSM) program; 4) manufactured gas plant remediation and 5) consumer education.


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     This news release includes forward-looking statements. Although Public
     Service Enterprise Group Incorporated and its principal subsidiary, Public Service Electric and Gas Company, believe that their expectations are based on reasonable assumptions, they can give no assurance that these expectations will be achieved. For further information, please refer to their reports filed with the Securities and Exchange Commission. These documents address company business, industry issues and other factors that could cause actual results to differ materially from those indicated in this release.